Exhibit 99.1

MASSEY ENERGY LOGO

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY ANNOUNCES PROPOSED

PRIVATE OFFERING OF CONVERTIBLE SENIOR NOTES

Richmond, Virginia, May 21, 2003—Massey Energy Company (NYSE:MEE) announced today that, as a part of its current refinancing efforts, it proposes to make a private offering of $100 million principal amount of convertible senior notes due 2023 (plus up to an additional $15 million subject to an over-allotment option). The Company intends to use the proceeds of the proposed offering to permanently repay indebtedness under its existing revolving credit facility.

The securities proposed to be offered have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. No assurance can be given that the proposed offering can be completed on acceptable terms. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in press releases as well as Massey’s public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 9, 2003. Such filings are available either publicly or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company at www.masseyenergyco.com.

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